Exhibit 99.1

PRESS RELEASE

NBC Universal Announces Proposed Offering of Senior Unsecured Notes

NEW YORK— September 27, 2010 – General Electric Company (NYSE: GE) today announced that its subsidiary, NBC Universal, Inc., proposes to offer senior unsecured notes in a private placement.

The issuance of the notes is part of the $9.1 billion of financing to be raised by NBC Universal in connection with the previously announced combination of NBC Universal with Comcast Corporation’s national cable networks, regional cable networks and certain digital media assets. If the GE-Comcast transaction has not closed before June 10, 2011 or such earlier date as the master agreement governing that transaction is terminated, then NBC Universal will redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes (plus accrued and unpaid interest).

The notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The notes will not be registered under the Securities Act or state securities laws and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, health care solutions, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide.

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are made on the basis of the views and assumptions of management. Particular uncertainties that could cause actual results to be materially different than those expressed in these forward-looking statements include the ability of NBC Universal to meet the conditions to closing this notes offering and the ability of GE, Comcast and NBC Universal to meet the conditions to closing the GE-Comcast transaction (including receiving required governmental approvals) on the proposed terms or at all. These uncertainties may cause actual future results to be materially different than those expressed in these forward-looking statements. Neither GE nor NBC Universal undertakes to update these forward-looking statements.

PRESS CONTACTS

Trevor Schauenberg
GE Corporate, VP Investor Communications
+1 203 373 2424
trevor.schauenberg@ge.com

Anne Eisele
GE Corporate, Director Financial Communications
+1 203 373 3061
+1 203 522 9045(mobile)
anne.eisele@ge.com